CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-DRCH14 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

November 17, 2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-DRCH14 Series (the “VV-DRCH14 Series”) and the creation of the VV-DRCH14 Interests (the “VV-DRCH14 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in February 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-DRCH14 Series and the creation of the VV-DRCH14 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-DRCH14 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-DRCH14 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-DRCH14 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-DRCH14 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-DRCH14 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-DRCH14 Interests

AUTHORIZED SHARES:	Minimum: 1,440 / Maximum: 1,584 Interests

SERIES ASSETS:

2014 DRC Assortment Case Collection
Wine	Vintage	Bottles
Echezeaux	2014	2
Grands Echezeaux	2014	2
Romanee St Vivant	2014	2
Richebourg	2014	1
La Tache	2014	2
Romanee Conti	2014	1

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-DRCH14 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King